EXHIBIT 99.1

RACINO ROYALE TO DEVELOP ENTERTAINMENT COMPLEX
IN HEART OF SYDNEY, NOVA SCOTIA

Toronto, Ontario, November 8, 2006 – Racino Royale, Inc. ("RR") (OTCBB: RCNR) is pleased to announce that it has entered into an agreement to purchase Tartan Downs Raceway in Sydney, Nova Scotia.

The acquisition is Racino Royale’s first stage in fulfilling its mission statement to own and operate live entertainment destinations that appeal to tourists and residents of all ages and gender that goes beyond horseracing.

Tartan Downs Raceway opened in 1944 and has a deep-rooted history in Nova Scotia horseracing. Situated on 28 acres in the heart of Sydney, the raceway currently has a grandstand with capacity of approximately 1,300 with room for capital expansion. The raceway has traditionally held both live and simulcast racing events.

“This facility is ideal for Racino Royale’s vision and I believe that the acquisition of Tartan Downs is an important step forward to enhance horseracing in Nova Scotia,” stated John G. Simmonds, Director and CEO of RR. “I look forward to working with the Cape Breton Island Horsemen’s Association to strengthen the long established traditions in this undertaking as we proceed with our goal of a ‘positive entertainment experience’.”

The agreement is subject to a due diligence period of 60 days and a 30 day document period.

RR’s periodic reports are on file with the Securities and Exchange Commission and available through the EDGAR website at www.sec.gov. Any disclosure of financial or operating results in this news release is qualified by these periodic reports and readers should refer to them for full details regarding financial results. RR, headquartered in Toronto, Ontario, is a publicly traded company listed on the Nasdaq OTCBB Exchange. For more information please call Jason Moretto at (416) 216-8659 x302.

This press release contains forward-looking statements relating to future events and results that are based on RR’s current expectations. These statements involve risks and uncertainties including, without limitation, RR’s ability to successfully develop and market its business, consumer acceptance of its business and products, competitive pressures relating to price reductions, competition from other entertainment forms and overall market conditions. Consequently, actual events and results in future periods may differ materially from those currently expected.